EXHIBIT 10.8


                  EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is made and entered into as of May 10, 1996, by and between Thomas Nelson, Inc., a Tennessee corporation (the "Company"), and S. Joseph
Moore ("Executive").

     Executive is currently employed by the Company as Executive Vice President. Executive has served in a senior executive capacity with the Company for many years thereby acquiring an intimate knowledge of the business and affairs of the Company and has demonstrated his ability and has performed valuable services for the Company. The Company desires to incentivize the Executive to remain in its employ for the full term of this Agreement and to contractually protect the Company from the misuse of proprietary, confidential information and from the Executive competing with the Company. Accordingly, the Company, hereby offers to enter into this Agreement with Executive.

     The Company's Board of Directors (the "Board") considers the establishment and continuity of competent management to be essential to protecting and enhancing the best interests of the Company and its shareholders. Thus, the Board has determined that it is appropriate to provide Executive with compensation and benefits arrangements upon a Change in Control (as defined below) which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations.

     Therefore, the Company wishes to secure the services of Executive for a period to and including March 31, 2001 on the terms and conditions set forth below, and Executive is willing to enter into this Agreement. In consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties therefore agree as follows:

A.   TERM OF AGREEMENT

     1. Original Term. This Agreement shall be effective as of the date first set forth above (the "Effective Date"). The Company shall employ Executive as Executive Vice President of the Company for a term (the "Employment Period") commencing on the Effective Date and continuing until March 31, 2001 unless sooner terminated pursuant to Section F or H hereof.

     2. Renewals. The Employment Period shall automatically be extended for additional one-year periods unless written notice of nonextension is given in writing by either party no less than 60 days prior to the scheduled expiration date.

B.   POSITION AND DUTIES

     During the Employment Period, Executive shall serve as Executive Vice President of the Company. Executive shall have the authority, functions, duties, powers and responsibilities for Executive's corporate offices and positions which are set forth in the Company's bylaws from time to time in effect and such other authority, functions, duties, powers and responsibilities as the Board of Directors or President of the Company may from time to time prescribe or delegate to Executive, in all cases to be consistent with Executive's corporate offices and positions. Executive agrees, subject to his election or appointment as such and without additional compensation, to serve during the Employment Period in such particular additional offices of comparable stature and responsibility to which he may be elected from time to time in the Company and its subsidiaries and to serve as a Director and as a member of any committee of the Board of Directors of the Company. During the Employment Period, (i) Executive's services shall be rendered on a full-time, exclusive basis, (ii) he will apply on a full-time basis all of his skill and experience to the performance of his duties in such employment and shall report only to the Company's President, (iii) he shall have no other employment and, without the prior written consent of the Compensation Committee of the Company's Board of Directors, no outside business activities which require the devotion of substantial amounts of Executive's time, and
     (iv) unless Executive otherwise consents in writing, the headquarters for the performance of his services shall be the principal executive offices of the Company in Nashville, Tennessee, subject to such reasonable travel as the performance of his duties in the business of the Company may require. Notwithstanding the foregoing sentence, Executive may devote a reasonable amount of his time to civic, community, charitable, or passive investment activities and to serve as a director and/or officer of personally owned corporations and to other types of business or public activities not expressly mentioned in this paragraph.





C.   COMPENSATION

     1. Base Salary. Executive shall be paid an annual base salary as set forth on Exhibit A hereto, subject to such increase as may from time to time be approved by the Compensation Committee of the Company's Board of Directors; provided, however, that following any such increase in Executive's base salary by the Compensation Committee, such base salary shall not be reduced without the prior written consent of Executive. Base salary shall be payable according to the Company's regular practice for salary payment.

     2. Incentive Compensation. Executive shall be eligible to receive annual incentive and bonus compensation, shall be eligible to participate in the Company's long-term equity-based incentive compensation plans, including, without limitation, the Company's 1986 Executive Stock Purchase Plan, 1986 Stock Incentive Plan, and Amended and Restated 1992 Employee Stock Incentive Plan, and in all incentive, gainsharing, savings and retirement plans, practices, policies and programs applicable to other peer executives of the Company and its subsidiaries, but in no event shall such plans, practices, policies and programs provide Executive with incentive, gainsharing, savings and retirement benefits opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its subsidiaries for Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the date (the "Change in Control Date") on which a Change in Control (as defined below) occurs, or if more favorable to Executive, those provided generally at any time on or after the Change in Control Date to other peer executives of the Company.

     3. Other Benefits. During the Employment Period Executive shall be entitled to all of the fringe benefits which the Company and its subsidiaries make available to senior management if and to the extent that the Executive is eligible to participate in accordance with the terms of the benefit plans or policies, provided, however, that the termination benefits hereunder are in lieu of any severance benefits to which the Executive would otherwise be entitled. Such benefits may include, but are not limited to, (i) medical, hospital, dental, disability and life insurance plans and coverages, (ii) pension, profit sharing, 401(k), employee stock ownership plan, deferred compensation and similar plans or arrangements, and (iii) any other benefit plan, program or arrangement, including those relating to automobiles, clubs, vacations, and expense reimbursement, which the Company and its subsidiaries from time to time may make available either to their employees generally or to some or all of their senior executive officers, but in no event shall such plans, practices, policies and arrangements provide benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and arrangements in effect at any time during the 90-day period immediately preceding the Change in Control Date or if more favorable to Executive, those provided generally at any time on or after the Change in Control Date to other senior executives of the Company and its subsidiaries.

D.   NONDISCLOSURE AND NON-USE OF CONFIDENTIAL INFORMATION

     1.   Confidential Information.

               (a) Executive acknowledges and agrees that the information, observations and data obtained by him during the course of his performance under the
          Agreement and the Prior Agreement concerning the business or affairs of the Company and its subsidiaries and affiliates is the property of the Company or such subsidiary or affiliate, as the case may be. Therefore, during the Employment Period and at all times thereafter, Executive (i) shall hold in a fiduciary capacity for the benefit of the Company, its subsidiaries and affiliates, and (ii) without the prior written consent of the Board of Directors or except to the extent required by law (and upon prompt written notice of such requirement to the Company and such
          subsidiary   or  affiliate),  shall   not  directly  or
          indirectly, divulge, furnish, disclose, use or make accessible for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company and its subsidiaries and affiliates) any Confidential Information (as defined below). Executive acknowledges and agrees that the disclosure of any Confidential Information will be damaging or harmful to the business activities of the Company, its subsidiaries and affiliates, and that such disclosure can direct or divert corporate opportunities, product sales and/or profits away from the Company, its subsidiaries or affiliates. In the event Executive shall be required by law to make any disclosure as set forth above, Executive shall promptly notify the Company and any subsidiary or affiliate which may reasonably be affected by such disclosure and shall cooperate with the Company, such subsidiary and such affiliate to preserve in full the confidentiality of all Confidential Information of the Company, such subsidiary or such affiliate. Confidential Information shall be considered confidential or proprietary unless and to the extent that such Confidential Information become generally known to and available for use by the public other than as a result of any act or omission to act by Executive. Executive will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

               (b) As used in this Agreement, the term "Confidential Information" means information that is not generally known to the public and that is used, developed or obtained by the Company or any of its subsidiaries and affiliates in connection with the Company's or such subsidiary's or affiliate's business, including but not limited to (i) products or services,
          (ii) fees, costs and pricing structures, (iii) designs, plans or manufacturing data, (iv) analysis, observations or data, (v) drawings, artwork, photographs, videotapes, audio tapes, other recordings, and reports, (vi) computer software, including operating systems, applications program listings, and computer files, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice,
          (xi)   customers,  clients,   authors  or   artist  and
          customer, client, author or artist lists, (xii) other copyrightable works, (xiii) all technology and trade secrets, (xiv) intellectual property, unique business information, or confidential or proprietary information, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

     2.   Product Development.   In  the event that  Executive as
          part of his activities on behalf of the Company generates, authors or contributes, individually or with the assistance of others, to any invention, design, new development, device, product, method or process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company or any of its subsidiaries or affiliates as now or hereafter conducted (collectively, the "Intellectual Property"), Executive acknowledges that such Intellectual Property is the exclusive property of the Company and hereby assigns all right, title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by Executive will be deemed "a work made for hire" under Section 201(b) of the 1976 Copyright Act, and the Company will own all of the rights comprised in the copyright therein. Executive will cooperate with the Company in all reasonable respects to protect the Company's interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company whether such requests occur prior to or after termination of Executive's employment with the Company).

     3. Delivery of Materials Upon Termination of Employment. As requested by the Company from time to time and upon the termination of the Executive's employment with the Company for any reason, Executive will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information or Intellectual Property in Executive's possession or within his control (including, but not limited to, written records, memoranda, notes, photographs, plans, records, video tapes, audiotapes, other recordings, reports, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

E.   NONCOMPETITION

     1. Covenant Not to Compete. Executive acknowledges and agrees with the Company that Executive's services to the Company and its subsidiaries are unique in nature and that the Company and its subsidiaries would be irreparably damaged if Executive were to provide similar services to any person or entity competing with the Company or any of its subsidiaries, or engaged in similar business. Executive accordingly covenants and agrees with the Company that during the Employment Period and for two years following the termination of Executive's employment with the Company for any reason (the "Noncompetition Period"), Executive will not, directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture or other entity, participate in (as defined below) any business (including, without limitation, any division, group or franchise of a larger organization) competing with the book publishing, Bible publishing, and/or music businesses then conducted (or, to the knowledge of Executive, planned to be conducted within two years) by the Company or any of its successors or then subsidiaries within any geographical area in which the Company or its subsidiaries engage or plan within two years to engage in any such businesses. For purposes of this Agreement, the term "participate in" will include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise).

     2. Nonsolicitation and Noninterference. During the Noncompetition Period, Executive will not directly or indirectly, on behalf of himself or another entity, (i) induce, attempt to induce, or assist others to induce any artist, composer, songwriter, lyricist, musician, author, writer, editor, programmer, technician, cable operator, employee, consultant, customer, supplier, licensee or other person or entity to terminate its, his or her association with the Company or its subsidiaries, or to cease doing business with the Company or its subsidiaries, or do anything to interfere with the relationship between the Company or its subsidiaries, on the one hand, and any artist, composer, songwriter, lyricist, musician, author, writer, editor, programmer, technician, cable operator, employee, consultant or other person or entity doing business and/or under contract with the Company or any of its subsidiaries, or with whom the Company or any of its subsidiaries is then negotiating, or with whom the Company or any of its subsidiaries enters into any contract or agreement during the Noncompetition Period, or (ii) hire, without the written consent of the Company, any person who was an employee of the Company or any of its subsidiaries at any time within twelve
          (12)  months  of  the  termination  of  the  Employment
          Period.

     3.   Limitations.

               (a) Nothing contained in this Section E shall prevent Executive from owning up to a 5% interest in any corporation or entity having one or more classes of its securities listed on a national securities exchange or market, or publicly traded in the over-the-counter market, provided that Executive is not actively involved in any manner whatsoever in the operation or management of such corporation or entity.

               (b) If under the circumstances existing at the time of enforcement of this Section E, the period, scope or geographic area described in this Section E shall be found or held to be unreasonable, the parties hereto agree that the maximum period, scope or geographic area reasonable under the circumstances shall be substituted for the stated period, scope or geographic area.

F.   TERMINATION OF EMPLOYMENT (OTHER THAN SUBSEQUENT TO A CHANGE
     IN CONTROL).

     1. Applicability. This Section F shall apply only to termination of the employment Period prior to the occurrence of a Change in Control (as defined below) during the Employment Period. Termination of the Employment Period following the occurrence of a Change in Control shall be governed by Section H.

     2.   Events of Termination and Related Payments.

               (a)  Disability.   In  the  event that  during the
          Employment Period Executive should become Disabled, the Company (acting by resolution of the Board) may elect to terminate the Employment Period by written notice to Executive, his guardian or personal representative and Executive, his guardian or personal representative, as the case may be, shall be entitled to receive (i) full compensation pursuant to Section C at his then base salary rate from the date of termination of employment continuing for the lesser of
          (a) one year following the date of such notice and (b) the remainder of the then effective Employment Period, and (ii) bonus for the calendar year in which Executive's termination of employment occurs as determined in good faith by the Compensation Committee of the Board of Directors in its sole discretion. Notwithstanding the foregoing provisions of this Section F(2)(a), the payments provided herein with respect to any period of Disability shall be reduced by the amount of any benefits payable to Executive, his guardian or personal representative, as the case may be, during such period under any disability or similar plan or program of the Company of any of its subsidiaries in respect of Executive's Disability.

               (b) Death. In the event of Executive's death during the Employment Period, his personal representative shall be entitled to receive any compensation pursuant to Section C which is accrued and unpaid as of the date of his death.

               (c) Termination Due to Serious Misconduct. In the event that during the Employment Period Executive should commit Serious Misconduct (as defined below), the Company (acting by resolution of the Board) may elect to terminate the Employment Period by written notice to Executive, and Executive shall be entitled only to any compensation and benefits which are vested and unpaid as of the date of termination of employment.

               (d) Termination for Reasons Other Than Death, Disability, Serious Misconduct or Voluntary Action by the Executive. In the event that the Employment Period is terminated at the option of the Company for any reason other than for serious misconduct, death, disability, or voluntary action by the Executive, the Executive's base salary for the remainder of the term hereunder shall immediately vest and accelerate, and the Company shall pay such vested sum to Executive within ten (10) business days following such
          termination.       Employee's   voluntary   resignation
          resulting from harassment, unwarranted demotion and/or material diminution of responsibilities shall be governed by the terms of this provision and shall not be considered a voluntary termination as defined in subparagraph (e) hereunder. In the event of such termination, the Company shall, for the life of the Executive, reimburse the Executive for the premium paid by the Executive for the continued coverage for the Executive (and any dependents of the Executive covered by the Company's health care plans as of the date of termination) under the Company's health care plan pursuant to COBRA (or any of the mandatory health care continuation laws then in effect), such coverage being substantially similar to that provided the Executive on the date of his termination.

               (e) Voluntary Termination by Executive. In the event that Executive, for reasons other than those set forth in subparagraph (d) hereinabove, voluntarily terminates his employment with the Company prior to the end of the Employment Period, the Company shall pay any earned but unpaid portion of Executive's base salary and incentive compensation through the date of his termination provided that the Executive is in full compliance with the provisions of Sections D and E hereof.

     3.   Definition of Certain Terms.

               (a) "Disabled" means such physical or mental condition of Executive as is determined by the Company's Board of Directors in its sole discretion to be expected to continue indefinitely and which renders him incapable of performing any substantial portion of the services contemplated hereby (as confirmed by competent medical evidence).

               (b) "Serious Misconduct" means embezzlement or misappropriation of corporate funds, other acts of dishonesty or reckless or intentional misconduct which is materially harmful to the business or reputation of the Company or its subsidiaries, the conviction of a felony, willful refusal to perform or substantial disregard of the duties properly assigned by the Board, or a material breach of any of the provisions of Sections D or E above or of any of the other provisions of this Agreement which violations are not cured within sixty (60) days of written notice to the Executive of the breach.

     4. Effect of Breach of Noncompetition of Nondisclosure Provisions. In the event Executive materially breaches or otherwise fails to comply in any material respect with the provisions of Sections D or E above, then, in addition to any other remedies provided herein or at law on in equity, the Company shall not have any further obligation to make any additional payments to Executive pursuant to this Agreement. Termination of such payments pursuant to the preceding sentence shall not relieve Executive's obligations pursuant to Sections D or E above.

G.   CHANGE IN CONTROL

     For purposes hereof, a "Change in Control" shall have occurred if:

               (1) any "person" other than any trustee or other fiduciary holding securities under an employee benefit plan of the Company within the meaning of Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") becomes the "beneficial owner" as defined in Rule 13D-3 thereunder, directly or indirectly, of 20% or more of either the then outstanding shares of the Company's Common Stock (the "Outstanding Company Common Stock") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"); provided, however, that any acquisition by the Company or its subsidiaries, or by Sam Moore, S. Joseph Moore, members of their families, relatives, certain family partnerships, trusts associated with the Moore family and other entities who have as of July 1, 1995 jointly filed a Statement on Schedule 13D under the Exchange Act, or by any reconstituted version of such filing group or any corporation with respect to which, following such acquisition, more than 80% of, respectively, the then outstanding share of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company
          Voting Securities, as the case may be, shall not constitute a Change in Control;

               (2) during any two-year period, individuals who constitute the Board of Directors of the Company (the "Incumbent Board") as of the beginning of the period cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director during such period whose election or nomination for election by the Company's stockholders was approved by an affirmative vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for the purposes of this subparagraph (b), considered as though person were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14A-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; or

               (3) approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 80% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

     Notwithstanding the foregoing, a Change in Control for purposes of this Agreement shall not be considered to occur as a result of a transaction which is approved by the Company's Board of Directors in advance of the transaction and prior to the consummation of the transaction if such transaction is specifically excluded by the Board of Directors from the definition of "Change of Control" for purposes of this Agreement and such exclusion is approved by an affirmative vote of at least two-thirds of the directors then comprising the Incumbent Board. Furthermore, anything in this Agreement to the contrary notwithstanding, if Executive's employment with the Company is terminated prior to the date on which a Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (2) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement, a Change in Control shall be considered to have occurred immediately prior to Executive's employment termination date.

     In the event the Board adopts any plan or takes any action which, if consummated, would result in a Change in Control of the Company, the Company shall take any action determined by the Board to be necessary or appropriate to ensure the prompt payment when due of any amounts which may thereafter become payable hereunder upon termination by the Company of Executive during the Employment Period, including but not limited to the placement of sufficient funds to pay all such amounts in an escrow account with a bank or other fiduciary institution.

     On the Change in Control Date, to the extent permitted by law, regardless of date or grant, all stock options previously granted shall be come exercisable and all restrictions on restricted stock shall lapse. All previously deferred compensation (including interest or earnings) shall, at Executive's election, be paid to Executive within 10 days of the Change in Control Date.

H.   TERMINATION FOLLOWING CHANGE IN CONTROL

     Following a Change in Control of the Company, the provisions of this Section H shall apply exclusively with respect to
     (i) the termination of Executive's employment during the Employment Period and (ii) amounts payable to Executive upon such termination.

     If a Change in Control of the Company shall have occurred, Executive shall be entitled to the benefits provided herein upon Executive's subsequent termination of employment during the Employment Period, unless such termination is (i) because of Executive's death, (ii) by the Company because of Executive's Disability or Serious Misconduct or (iii) by Executive other than for Good Reason. For purposes hereof, "Good Reason" shall mean the occurrence or continuation, without consent of Executive, after a Change in Control of the Company of any of the following events within 36 months after the Change in Control Date:

               (1) the assignment to Executive of any duties materially inconsistent with the position with the Company that Executive held immediately prior to the Change in Control of the Company, or an adverse change in the status, position or conditions of Executive's employment or the nature of Executive's responsibilities in effect immediately prior to such Change in Control, or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of his employment by the Company for Serious Misconduct, Disability or death or by Executive other than for Good Reason;

               (2) a reduction by the Company in Executive's annual base salary as in effect immediately prior to such Change in Control, or the failure by the Company to increase such base salary the year in which a Change in Control occurs and each year thereafter by an amount which at least equals on a percentage basis, the average percentage increase in base salary for all officers of the Company during the two full calendar years immediately preceding the Change in Control;

               (3) the relocation of Executive' principal office to a location outside a 25 mile radius from Executive's principal office immediately prior to such Change in Control, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations immediately prior to such Change in Control;

               (4)  the   failure  by  the   Company  to  pay  to
          Executive any portion of Executive's salary within seven days of the date such salary is due;

               (5) the failure by the Company to continue in effect any benefit or compensation plan in which Executive participates immediately prior to the Change in Control which is material to Executive's total compensation, including but not limited to the stock option, employee stock ownership, bonus, insurance, disability and vacation plans which the Company currently has or any substitute or additional plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or plans) has been made with respect to such plan, or the failure by the Company to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants, as in existence immediately prior to such Change in Control; or

               (6) the failure of the Company to obtain an agreement from any successor to assume and agree to perform this Agreement, as contemplated herein.

     Executive's right to terminate his employment for Good Reason pursuant to this section shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of with respect to, any circumstance constituting Good Reason hereunder. In the event of any dispute between Executive and the Company as to whether any event constituting Good Reason shall have occurred, the burden of proving by clear and convincing evidence that such event does not constitute Good Reason shall rest on the Company.

     Any termination of Executive's employment by the Company or by Executive pursuant to this Section H shall be communicated by written notice of termination (the "Notice of Termination") to the other party hereto, and shall indicate the specific termination provision in the Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment. For the purposes hereof, "Date of Termination" shall mean (i) if Executive's employment is terminated for Disability, 30 days after
     Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of his duties during such 30 days) or (ii) if Executive's employment is terminated for any other reason other than death, the date specified in the Notice of Termination.

I.   PAYMENTS UPON TERMINATION SUBSEQUENT TO CHANGE IN CONTROL

     Following a Change in Control, Executive shall be entitled to the following benefits upon termination of employment during the 36-month period following the Change in Control
     Date:

     1. Death, Disability, Serious Misconduct or Termination by Executive Other Than for Good Reason. Following a termination of Executive's employment because of
          Executive's  death  or  by   the  Company  because   of
          Executive's Disability or Serious Misconduct or by Executive other than for Good Reason, the Company's only remaining obligations under this Agreement shall be to pay any base salary earned through the Date of Termination plus the amount of any compensation previously deferred by Executive, in each case to the extent theretofore unpaid, and Executive's benefits shall be limited to vested benefits provided under any retirement, insurance and other benefit programs of the Company then in effect determined in accordance with the terms thereof.

     2. Other. If the employment shall be terminated by Executive for Good Reason or by the Company other than for death, Disability or Serious Misconduct, Executive shall be entitled to the amounts provided below, such amounts to be paid in cash in a lump sum no later than the tenth business day following the Date of
          Termination:

               (a) the Company shall pay to Executive his full base salary, and earned or accrued, but unpaid vacation pay, through the Date of Termination at the rate in effect at such time, plus all other amounts, including but not limited to incentive compensation for a past fiscal year which has not yet been awarded or paid to Executive under incentive plans, programs or arrangements, including any deferred awards (it being understood that with respect to any incentive compensation which has not been awarded, the individual performance component of the award shall be determined on at least the basis that Executive has met all applicable standards) to which Executive is entitled under any compensation or benefit plan of the Company;

               (b) a lump-sum severance payment (the "Severance Payment") equal to two (2) times the sum of (i) Executive's annual base salary as of the date of termination of employment and (ii) any cash bonus received by Executive in the immediately preceding fiscal year; provided, that such amount shall be paid in lieu of, and Executive hereby waives the right to receive, any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any severance plan, policy or arrangement of the Company;

               (c) at the election of Executive, the cash-out of any or all of Executive's stock or stock-based awards granted pursuant to both the Thomas Nelson, Inc. 1986 Stock Incentive Plan and the 1992 Employee Stock Incentive Plan at the "Change in Control Price" provisions set for therein.

     3. Legal Expenses. In addition to any other amounts payable hereunder, the Company also shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive as a result of any termination of the Employment Period (including all such fees and expenses, if any, incurred in contesting or disputing any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), to any payment of benefit provided hereunder).

     4. Continuation of Benefits. For the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide the Company shall continue benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with the plan, programs, practices and policies described in Sections C(3) and
          (4) of this Agreement if Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company the its subsidiaries applicable generally to other peer executives and their families during the 90-day period immediately preceding the Change in Control Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its subsidiaries and their families; provided, however, that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility of Executive for retiree benefits pursuant to such plans, practices, programs and policies, Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of the Employment Period.

          To the extent not theretofore paid to provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive pursuant to this Agreement under any plan, program, policy or practice or contract or agreement of the Company and its subsidiaries, but excluding solely purposes of this Section J(4) amounts waived by Executive pursuant to Section J(2)(b).

     5.   Certain Reduction in Payments by the Company.

          For purposes of this Section, (i) a "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise; (ii) an "Agreement Payment" shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section); (iii) "Net After Tax Receipt" shall mean the Present Value (as defined below) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to Executive's taxable income for the immediately preceding taxable year' (iv) "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (v) "Reduced Amount" shall mean the smallest aggregate amount of Agreement Payments which (a) is less than the sum of all Agreement Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Agreement Payments were any other amount less than the sum of all Agreement Payments.

          Anything in this Agreement to the contrary notwithstanding, in the event Arthur Andersen LLP (the "Accounting Firm") shall determine that receipt of all Payments would subject Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Payments would meet the definition of a Reduced Amount. If the Accounting Firm determined that there is a Reduced Amount, the aggregate Payments shall be reduced to such Reduced Amount. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

          If  the  Accounting   Firm  determined  that  aggregate
          Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof, and Executive may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments equals the Reduced Amount), and shall advise the Company in writing of his election within 10 days of his receipt of notice. If no such election is made by Executive within such 10-day period, the Company may elect which of such Agreement Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments equals the Reduced Amount) and shall notify Executive promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and Executive and shall be made within 60 days of a termination of employment of Executive. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of Executive such Agreement Payments as are then due to Executive under this Agreement and shall promptly pay to or distribute for the benefit of Executive in the future such Agreement Payments as become due to Executive under this Agreement.

          While it is the intention of the Company and Executive to reduce the amounts payable or distributable to Executive hereunder only if the aggregate Net After Tax Receipts to Executive would thereby be increased as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefits of Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be treated for all purposes as a loan to Executive which Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if an to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determined that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

     6.   Full Settlement.

          Except as otherwise provided herein, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provision of this Agreement and, except as provided to Executive under any of the provisions of this Agreement and, except as provided in Section J(2)(b) of this Agreement, such amounts shall not be reduced whether or not Executive obtains other employment.

J.   REMEDIES

     Executive  acknowledges  that  he  will  receive  privileged information from the Company and that he will have substantial access to the Company's trade secrets, business information and personnel data. In consideration of his employment and the privilege of access to the Company's trade secrets, information, business methods and procedures, and personnel data, Executive acknowledges that the restrictions contained within Sections D and E are reasonable and necessary in order to preserve the Company's legitimate interests and that any violation thereof would result in irreparable injury to the Company for which monetary damages would be an inadequate remedy. Therefore, Executive acknowledges and agrees that in the event of any violations thereof, the Company may seek from any court of competent jurisdiction preliminary and permanent injunctive relief as well as an equitable account of all Executive's profits or benefits arising out of such violation, which rights shall be cumulative and in addition to any other action or remedies to which the Company may be entitled.

K.   SUCCESSORS

          (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach hereof and shall entitle Executive to terminate his employment for Good Reason.

L.   NOTICES

     All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:

               S. Joseph Moore, Executive Vice President
               Thomas Nelson, Inc.
               Nelson Place at Elm Hill Pike
               Nashville, Tennessee  37214-1000

     If to the Company:

               Thomas Nelson, Inc.
               Nelson Place at Elm Hill Pike
               Post Office Box 141000
               Nashville, Tennessee  37214-1000
               Attention:  General Counsel

     or to such other address as either party shall have furnished to the other in writing in accordance herewith.
     Notice and communications shall be effective when actually received by the addressee.

M.   MISCELLANEOUS

     1.   The invalidity or unenforceability  of any provision of
          this   Agreement  shall  not  affect  the  validity  or
          enforceability of any other provision of the Agreement.

     2. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     3. Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other promotion or right of this Agreement.

N.   WAIVERABILITY OF PROVISIONS

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and is signed by Executive and an executive officer of the Company. No waiver by either party hereto of the party's compliance with or breach of, any condition or provision herein to be performed by said party shall constitute a simultaneous waiver of any other terms, provisions or conditions herein nor shall such waiver by either party constitute a continuing waiver of said pertinent term, provision or condition subsequent thereto unless such continuation of waiver is agreed to in writing by the parties pursuant to the terms of this paragraph.

O.   ENTIRE AGREEMENT

     This Agreement, including attachments, contains the entire agreement between the parties hereto and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

P.   APPLICABLE LAW

     The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee. Any dispute regarding this Agreement or any amendment or addendum hereto shall be resolved through an arbitration hearing held in accordance with the procedures of the American Arbitration Association. Such arbitration hearing shall be held in Davidson County, Tennessee and the arbitrators' decision shall be final, binding and nonappealable by the parties hereto. The cost of any such litigation to enforce all or part of this Agreement, including, without limitation, court costs and attorney's fees, shall be paid by the party found to be in default hereunder or who is otherwise found to be acting or to have acted contrary to the terms hereof.

          IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the day and year first written above.

ACCEPTED BY:                        THOMAS NELSON, INC.


  /s/ S. Joseph Moore                 /s/ Joe L. Powers
- -------------------------           ----------------------
S. Joseph Moore                     Name
Executive Vice President
                                      Executive Vice President
                                    ----------------------
                                    Title

  May 10, 1996                        May 10, 1996
- -------------------------           ----------------------
Date                                Date














/dld